Exhibit 16.1

March 4, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Invest Acquisition Corporation (formerly Investcorp Europe Acquisition Corp I) under Item 4.01 of its Form 8-K dated March 4, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Invest Acquisition Corporation (formerly Investcorp Europe Acquisition Corp I) contained therein.

Very truly yours,

Marcum LLP

Marcum llp  /  6002 Rogerdale Road  /   Suite 300  /   Houston, TX 77072  /   Phone 281.223.5500  /   marcumllp.com